RICHARD A. BACHMANN Chairman, and Chief Executive Officer	Direct (504) 799-1944 Fax: (504) 799-1901 bachmann@eplweb.com

July 11, 2006

Mr. Timothy Woodall
16 Fitzclarence House
175 Holland Park Avenue
London, W11 4UL, UK
Dear Tim:

This letter serves to confirm the offer of employment to you for the position of Chief Financial Officer of Energy Partners, Ltd. (the “Company”), subject to your obtaining an appropriate United States work visa. At the next Board of Directors meeting, I will be recommending that you be also be appointed an Executive Vice President of the Company subject to the same condition.

The following represent the terms and conditions of this offer:

•	Commencement date on the second business day following your securing of an appropriate United States work visa.
•	An employment payment of $150,000.
•	Starting base salary of $250,000 annually.
•	Annual bonus target of 55% of base pay.
•
  The grant on the commencement date of your employment of an option with a ten year term to purchase 100,000 shares of
  Common Stock of the Company that will vest in one-third increments on each of the first three anniversaries of the date of grant at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant (a detailed Stock Option
  Agreement containing standard terms consistent with the foregoing will be provided shortly after your commencement of employment).

•
  The award on the commencement date of your employment of 30,000 Restricted Share Units that will vest on the third anniversary of your date of employment (likewise, a Restricted Share Unit Agreement containing standard terms consistent with the foregoing will be provided shortly after your commencement of employment).

•
  Commencing in 2007, you will be eligible for twenty-five days of vacation annually. For 2006, your vacation accrual will be pro-rated based on your start date and the twenty-five day annual accrual rate.

•	Relocation assistance to be provided on the terms set forth in the Relocation terms provided to you separately.
•	EPL will pay for any expenses associated with obtaining the appropriate work visa for you and your family to accept this position and for the duration of your employment.

In addition to your compensation, you will be entitled to participate in any plans sponsored by the Company, including medical, dental, disability and life insurance plans, subject in each instance to applicable conditions and waiting periods. The Company also sponsors a 401(k) plan in which you will be eligible to participate on the terms provided in the plan documents. A summary of the benefit plans and a copy of the 401(k) Summary Plan description are being provided to you separately.

The Company, as do most employers, expressly reserves the right to discontinue or amend the nature or amount of any of the compensation or benefit plans/programs/policies/practices that it offers. Also, your employment at the Company will be on an “at will” basis, meaning that you or the Company may terminate this employment relationship at any time, with or without reason.

If you have any questions, please call me. We are very pleased to make this offer to you and are looking forward to you joining our team.

Please acknowledge your acceptance of this offer by signing below and returning one copy to the undersigned, whereupon this shall constitute a binding agreement between us.

Sincerely,

/s/ Richard A. Bachmann

Richard A. Bachmann
Chairman and
Chief Executive Officer

ACCEPTED AND AGREED
this 19th day of July 2006.

/s/ Timothy  Woodhall
     Timothy Woodall